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                                                                  Exhibit (d)(9)

                            CALAMOS INVESTMENT TRUST


                                   May 8, 2007


Calamos Advisors LLC
2020 Calamos Court
Naperville, Illinois 60563

Ladies and Gentlemen:

     Re: Management Agreement

     Pursuant to paragraph 1(b) of the Management Agreement (the "Agreement") between Calamos Investment Trust and Calamos Advisors LLC dated December 13, 2004, as amended, we hereby notify you that the board of trustees of Calamos Investment Trust has established an additional Sub-Trust, designated Calamos Government Money Market Fund ("the Fund"), and has appointed you as Manager to act as manager and investment adviser to that Sub-Trust on the terms and conditions set forth in the Agreement, except that the advisory fee applicable to the Fund shall be calculated as follows:

     The fee shall be at the monthly rate of 1/12th of 0.20% of the first $500 million of the average daily net assets; 1/12th of 0.19% of the next $500 million of the average daily net assets; 1/12th of 0.18% of the next $10 billion of the average daily net assets; 1/12th of 0.17% of the next $10 billion of the average daily net assets; 1/12th of 0.16% of the next $10 billion of the average daily net assets; and 1/12 of 0.15% on average daily net assets in excess of $31 billion.

     Please sign below to evidence the acceptance of your appointment as Manager for the Sub-Trust designated Calamos Government Money Market Fund as set forth above and in the Agreement.

                                        Very truly yours,

                                        CALAMOS INVESTMENT TRUST


                                        By: /s/ James S. Hamman, Jr.
                                            ------------------------------------
                                            James S. Hamman, Jr., Secretary


     Appointment as Manager for the Sub-Trust designated Calamos Government Money Market Fund as set forth above and in the Agreement is accepted this 8th day of May 2007.


                                        CALAMOS ADVISORS LLC


                                        By: /s/ Patrick H. Dudasik
                                            ------------------------------------
                                            Patrick H. Dudasik, EVP, CFO &
                                            Treasurer